CONSULTING AGREEMENT

This Consulting Agreement (hereinafter the "Agreement") is entered into by Richard E. Stierwalt ("Consultant") and National Investment Managers, Inc. (the "Company").

WITNESSETH:

WHEREAS, Consultant has been an employee of the Company and has served as the chief executive officer and as a member of the Board of Directors of the Company; and

WHEREAS, the Consultant and the Company mutually have agreed that Consultant has resigned from his position as chief executive officer and shall no longer be considered an employee of Company;

WHEREAS, nevertheless the Company and Consultant wish for Consultant to continue with the Company as a consultant and director on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual promises herein made, the parties hereto agree as follows:

I. TERM OF AGREEMENT

Consultant's services under the terms and conditions of this Agreement shall commence on February 1, 2006 and shall terminate on January 31, 2007 or such earlier date as authorized by Section V below (the "Consulting Period"). During the Consulting Period, Company shall provide Consultant with an office, a computer and all equipment typically contained in an office of the Company.

II. CONSULTANT'S DUTIES

During the Consulting Period, Consultant agrees to consult and provide advice to the Chairman of the Board and to the chief executive officer as reasonably requested during regular business hours. Consultant also agrees to remain as a member of the Company's Board of Directors unless and until either Consultant or Company, at the unilateral discretion of either party, elects to or requests that he resign from the Board.

III. COMPENSATION AND BENEFITS

(a) Salary. During the Consulting Period, the Company shall compensate Consultant at the rate of $290,000 annually, less all applicable taxes and withholdings under federal, state and local law. The Company agrees to make such payments to Consultant on or about the Company's regular payroll dates during the Consulting Period.

(b) Benefits. During the Consulting Period, unless and until Consultant obtains substitute benefits coverage, Consultant will continue to be eligible to participate in such benefit plans as the Company makes available generally to its employees, including insurance benefits and disability insurance.

(c) Cellular Telephone. The Company shall continue to reimburse Consultant for his cellular telephone bills during the Consulting Period.

(d) Club Membership. During the Consulting Period, the Company shall (i) continue to maintain its membership in the Grand Havana Room; and (ii) continue to designate Consultant as one of its members eligible for unlimited use of such membership.

(e) Licenses. The Company agrees to maintain and carry any and all securities licenses and/or registrations currently held by Consultant for the duration of the Consulting Period.

(f) Stock Warrant. The Company hereby confirms and acknowledges that Consultant is currently in possession of a fully vested Common Stock Purchase Warrant to purchase Seven Hundred Ninety Three Thousand (793,000) shares of Common Stock at an exercise price per share equal to $0.1667. The parties agree that the exercise shall be accomplished by Consultant by cashless exercise, and that such exercise will be deemed to have occurred in accordance with the Grant Letter providing this Warrant and on the first date following execution of this Agreement when the market price for such shares is One Dollar ($1.00) or more. To effectuate such cashless exercise, the number of shares issuable upon exercise of the Warrant shall be reduced by that number of shares equal to the quotient of the aggregate exercise price divided by the fair market value per share of common stock on the date of exercise.

As the market price for such shares is currently One Dollar ($1.00) or more, and as Consultant desires to effect a cashless exercise of the warrant, such exercise shall occur upon the execution of this Agreement. Upon such cashless exercise, the Company promptly shall provide Executive with a stock certificate for the stock shares purchased through such cashless exercise. As the current market price for such shares is $1.10, the number of shares to be issued is six hundred seventy-two thousand eight hundred twenty-four (672,824).

(g) 2005 Stock Options. On May 4, 2005, for his work in 2005, the Company granted Consultant incentive stock options to purchase Six Hundred Sixty Five Thousand Nine Hundred Twenty Five (665,925) shares of Common Stock, at an exercise price per share of $1.00/share. As part of this Agreement, Consultant agrees to forfeit those qualified stock options and the Company hereby grants Consultant non-qualified options to purchase Six Hundred Sixty Five Thousand Nine Hundred Twenty Five (665,925) shares of Common Stock, at an exercise price of $1.00/share (the "2005 Options"), in accordance with the Option Agreement attached hereto and incorporated herein by reference. The 2005 Options shall vest 100% on the date on which Consultant signs this Agreement. The Company agrees and acknowledges that Consultant will have until December 31, 2007 to exercise the 2005 Options, and that such exercise may be made by cashless exercise according to the formula set forth above in Section III(f).

As Consultant desires to effect a cashless exercise of the options, such exercise shall occur upon the execution of this Agreement. Upon such cashless exercise, the Company promptly shall provide Executive with a stock certificate for the stock shares purchased through such cashless exercise. As the current market price for such shares is $1.10, the number of shares to be issued is sixty thousand five hundred thirty-nine (60,539).

(h) 2006 Stock Options. On December 1, 2005, for his work in 2006, the Company granted Consultant incentive stock options to purchase One Million Five Hundred Thousand (1,500,000) shares of Common Stock, at an exercise price per share of $1.00/share.

As Consultant desires to effect a cashless exercise of the options, such exercise shall occur upon the execution of this Agreement. Upon such cashless exercise, the Company promptly shall provide Executive with a stock certificate for the stock shares purchased through such cashless exercise. As the current market price for such shares is $1.10, the number of shares to be issued is one hundred thirty-six thousand three hundred sixty four (136,364).

(i) Registration Rights. If the Company at any time proposes to register any of its shares of Common Stock for sale to the public under the Securities Act of 1933, as amended, and applicable state blue sky laws, whether or not for sale for its own account, the Company will each such time include in the registration statement all of the underlying shares of Common Stock held by Consultant (whether or not he is then serving as a Consultant or in any other capacity with the Company), whether held by the Consultant as a result of purchase, grant, exercise of the Common Stock Purchase Warrant, 2005 Options, 2006 Options or otherwise, or any combination of the foregoing (with the securities which the Company at the time proposes to register), so as to permit the sale or other disposition by such Consultants of such Common Stock. The rights of the Consultant hereunder shall be automatic, and Consultant shall not be required to consent at the time of registration. Any such registration of Common Stock held by the Consultant shall be at Company expense, except for expenses of separate counsel to the Consultant. The Company shall have the right to discontinue any such registration at any time prior to the effective date of such registration if the registration of other securities giving rise to such registration rights is discontinued.

(j) Underwriter Cutback. If an underwriter seeks in writing to cut back the exercise of the above registration rights by the Consultant, on the basis that such inclusion would adversely affect the underwriter's ability to market the securities included in the registration statement, then the number of shares to be included in the registration statement shall be reduced pro rata with those of all other directors and former directors of the Company seeking to register shares on the basis of the number of shares requested to be included by the Consultant and all such other directors and former directors. The Company will provide the Consultant with a copy of the written objection received from the underwriter with respect to the inclusion in the registration statement of the Common Stock held by the Consultant or other directors who are holders of Common Stock.

(k) SEC Cutback. If the U.S. Securities and Exchange Commission ("SEC") requires the Company to exclude or cut back the participation of the Consultant in any registration statement with respect to his Common Stock, then the Company will include the underlying shares of Common Stock held by Consultant (whether or not he is then serving as a Consultant or in any other capacity with the Company) in each future registration statement until all of such shares have been registered. The Company will provide the Consultant with a copy of the correspondence or written objection received from the SEC with respect to the inclusion in the registration statement of the Common Stock held by the Consultant.

IV. CONSULTING RELATIONSHIP; NON-EXCLUSIVITY

During the Consulting Period, Consultant agrees to adhere at all times to all of the Company's policies and procedures and to diligently implement all management directives. During the Consulting Period, Consultant shall not participate in any activities or provide any services that would interfere with or present a conflict of interest with Consultant's provision of consulting services to the Company. During the Consulting Period and at any time thereafter, Consultant may accept employment, provide consulting or other services, and receive compensation from any entity or individual, provided that such employment, consulting or other services does not violate Consultant's obligations as described in this Section IV.

Section 6 of the parties' Employment Agreement dated December 23, 2004 (the "Employment Agreement") shall remain in force during the Consulting Period and for a period of time thereafter as set forth below. For purposes of the Non-Disclosure obligations in Section 6(A) of the Employment Agreement, the Termination Date shall be deemed to be January 31, 2006 and, therefore, such obligations shall remain in force until January 31, 2009. For purposes of the Non-Competition and Non-Solicitation obligations in Section 6(B) of the Employment Agreement, the Restricted Period shall be deemed to commence on January 31, 2006 and to end on January 31, 2007. Notwithstanding the foregoing, the Company agrees and acknowledges that the area of pension administration for unions, including but not limited to pension administration under the Taft-Hartley Act, does not compete with the Company, and that Consultant's employment by or rendering of services during the Consulting Period for an individual or entity that provides such pension administration or pension services for unions does not constitute a violation of this Agreement.

V. TERMINATION

Either the Consultant or the Company can terminate this Agreement at any time and for any reason, or no reason at all. To effectuate such termination, the terminating party must provide the other party with ten (10) days' written notice. In the event that the Company terminates this Agreement, it shall continue to provide Consultant with all compensation and benefits set forth above in Section III of this Agreement for the remaining term of the Consulting Period and all stock options described above in Section III(h) shall immediately vest. In the event that Consultant terminates this Agreement, Company only shall be obligated to provide Consultant with the compensation and benefits described above in Section III through the termination date.

VI. RELEASE AND COVENANT NOT TO SUE

Based on the consideration provided herein, which each party acknowledges to be good and sufficient consideration, the parties knowingly and voluntarily release and forever discharge one another of and from all demands, complaints, appeals, causes of action, claims and charges whatsoever, in law or in equity, known or unknown, which either party ever had, may have had, now has, or hereinafter can, shall or may have as a result of any act, incident, event or omission that occurred on or before the date on which each signed this Agreement. The parties each agree that they will not file or permit to be filed on their behalf any claim or lawsuit against the other that is within the scope of or is barred by or in violation of this release. This Agreement may and

shall be pled by either party as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be instituted, prosecuted or maintained in breach thereof. If either party files or makes, or permits to be filed or made on its behalf, a lawsuit, charge, complaint, appeal or other claim asserting any claim or demand against the other party that is within the scope of the claims released in this section, whether or not such claim is otherwise valid, in addition to any other rights and remedies which may be available to it, the other party shall be entitled to (i) immediate dismissal of any such claims, (ii) full enforcement of the terms of this Agreement, and (iii) recovery from the breaching party of reasonable attorneys' fees and all costs incurred by it in defending such claims. Nothing herein shall prohibit or be deemed to prohibit either party from filing or pursuing legal action to enforce the terms of this Agreement.

VII. NON-DISPARAGEMENT

Consultant and the Company hereby agree that neither will in any way whatsoever or to any extent whatsoever, whether orally, in writing, or otherwise, disparage, deprecate, rebuke, condemn, slander or libel the other party, or do anything which would directly interfere with the business, business prospects or reputation of the other party or with the other party's existing or prospective client, vendor, or other business relationships. The Company agrees that upon any request for an employment reference for Consultant, it will respond in favorable terms.

VIII. CONFIDENTIAL INFORMATION

Consultant understands that in the course of Consultant's provision of consulting services to the Company, he will receive or have access to Confidential Information (as hereinafter defined) concerning the business or purposes of the Company and which the Company desires to protect. Consultant agrees that he shall keep secret all Confidential Information and that he will not, directly or indirectly, use of his own benefit or for the benefit of others nor Disclose (as hereinafter defined), without the prior written consent of the Company, any Confidential Information. At any time upon the Company's request or upon expiration of this Agreement, Consultant shall turn over to the Company all books, notes, memoranda, manuals, notebooks, records and other documents made, compiled by, delivered to, or in the possession or control of Consultant containing or concerning any Confidential Information, including all copies thereof, in any form or format, including any computer hard disks, wherever located, containing such information, it being agreed that the same and all information contained therein are at all times the exclusive property of the Company. The provisions of this Section shall survive for a period of three (3) years from January 31, 2006 through January 31, 2009.

As used in this Agreement, the term "Confidential Information" means any information or compilation of information not generally known to the public or the industry, that is proprietary or confidential to the Company, its Affiliates and/or those doing business with the Company and/or its Affiliates, including but not limited to know-how, process, techniques, methods, plans, specifications, trade secrets, patents, copyrights, supplier lists, customer lists, mailing lists, financial information, business plans and/or policies, methods of operation, sales and marketing plans and any other information acquired or developed by Consultant in the course of his past, present and future dealings with the Company, which is not readily available to the public. "Confidential Information" shall not include information that Consultant can

demonstrate was known to him prior to his employment with the Company or that was made available to Consultant by a third party without obligation of confidentiality.

As used in this Agreement, the term "Disclose" means to reveal, deliver, divulge, disclose, publish, copy, communicate, show, allow or permit access to, or otherwise make known or available to any third party, any of the Confidential Information.

As used in this Agreement, the term "Affiliates" means any entity controlling, controlled by or under the common control of the Company. For the purpose of this Agreement, "control" shall mean the direct or indirect ownership of fifty (50%) percent or more of the outstanding shares or other voting rights of an entity or possession, directly or indirectly, of the power to direct or cause the direction of management and policies of an entity.

IX. INDEMNIFICATION

The Company shall defend, indemnify and hold harmless Consultant in his capacity as a former officer and current director of the Company to the fullest extent permitted by applicable law against any costs, attorneys' fees, losses or damages incurred by Consultant in connection with any action, suit or proceeding to which Consultant may be made a party by reason of his being or having been an officer or director of the Company, or because of actions taken by Consultant which were believed by Consultant to be in the best interests of the Company and not in violation of applicable law, and Consultant shall be entitled to be covered by any directors' and officers' liability insurance policies which the Company maintains for the benefit of its directors and officers, subject to the limitations of any such policies. The Company shall have the right to assume, with legal counsel of its choice, who shall be reasonably acceptable to Consultant, the defense of Consultant in any such action, suit or proceeding for which the Company is providing indemnification to Consultant. Should Consultant determine to employ separate legal counsel in any such action, suit or proceeding, any costs and expenses of such separate legal counsel shall be the sole responsibility of Consultant. If the Company does not assume the defense of any such action, suit or proceeding, the Company shall, upon the request of Consultant, promptly advance or pay any amount for costs or expenses, including the reasonable fees of counsel retained by Consultant, incurred by Consultant in connection with such action, suit or proceeding; provided that Consultant agrees in writing to repay any such amounts advanced if it is ultimately determined by a court of competent jurisdiction that Consultant is not entitled to such indemnification. Consultant shall be entitled to indemnification under this Section regardless of any subsequent amendment of the Certificate of Incorporation or of the By-Laws of the Company.

X. NON-ASSIGNMENT; SUCCESSORS

Neither party hereto may assign his or its rights or delegate his or its duties under this Agreement without the prior written consent of the other party; provided however, that (i) this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the assets of the Company, or upon any merger, consolidation or reorganization of the Company with or into any other corporation or entity; and (ii) this Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of Consultant to the extent of any payments due to Consultant hereunder. As used

in this Agreement, the term "Company" shall be deemed to refer to any such successor or assign of the Company referred to in the preceding sentence.

XI. ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between Consultant and the Company, and is intended to supersede and replace any and all prior agreements between Consultant and the Company (i) including but not limited to the Employment Agreement dated December 23, 2004; but (ii) excluding the Common Stock Purchase Warrant dated November 1, 2004 and the Grant Letter attached hereto and incorporated herein. The Company and the Consultant acknowledge and agree that they are not relying on and they may not rely on any oral or written representation of any kind that is not set forth in writing in this Agreement. No changes to this Agreement shall be effective unless made in writing and signed by the parties hereto.

XII. MODIFICATION AND WAIVER

This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement except by written instrument signed by the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

XIII. HEADINGS OF NO EFFECT

The paragraph headings contained in this Agreement are included solely for convenience of reference and shall not in any way affect the meaning or interpretation of any of the provisions of this Agreement.

XIV. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in that state, without regard to any of its principles of conflicts of laws or other laws that would result in the application of the laws of another jurisdiction. This Agreement shall be construed and interpreted without regard to any presumption against the party causing this Agreement to be drafted. Each of the parties hereby unconditionally and irrevocably waives the right to a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. All disputes relating in any way to this Agreement shall be resolved exclusively through arbitration conducted in accordance with the Commercial Arbitration Rule of the American Arbitration Association as then in effect. The arbitration hearing shall be held in New York, New York and shall be before a single arbitrator selected by the parties in accordance with the Commercial Arbitration Rules of the American Arbitration Association pursuant to its rules on selection of arbitrators. Any arbitrator selected shall have reasonable experience as an arbitrator relating to the dispute at issue. The arbitrator shall render a formal, binding non-appealable resolution and award on each issue as expeditiously as

possible, but not more than thirty days after the conclusion of the evidentiary hearing. All discovery disputes shall be resolved by the arbitrator. The parties shall use all reasonable efforts to keep arbitration costs to a minimum.

XV. COUNTERPARTS

This Agreement may be executed in counterparts, both of which shall be considered an original, but both of which together shall constitute the same instrument.

CONSULTANT

Richard E. Stierwalt

3-1-06
Date

NATIONAL INVESTMENT MANAGERS, INC.

By:
Its: ____________________
Date: March 1, 06

71328506.1
February 28, 2006 5:13 PM